Exhibit 10.14

[LETTERHEAD OF BLOCKBUSTER]

March 12, 2001	CONFIDENTIAL

Mr. Chris Wyatt

Blockbuster Entertainment

Harefield Place

The Drive

Uxbridge, Middlesex UB108AQ

United Kingdom

Dear Chris,

Congratulations on your promotion to the position of Senior Vice President and President, International. I am happy to formally notify you about this important career advancement opportunity.

A summary of your new position eligibility is as follows:

•	Your promotion was effective March 1, 2001

•	You will receive a salary of 250,000 BPS per year which includes a promotional increase and a 2001 merit increase.

•	You will be eligible for an annual target performance incentive of 40% of your base salary. Actual payout is based on your personal performance and company performance and can range from 0% to 80% or your base salary.

•	In 2001 and 2002, you will also be eligible for an additional discretionary incentive of 5% of your base salary tied to personal and unit performance. Payment of this discretionary incentive will be determined solely by John Antioco and Nigel Travis.

•	BBI stock options at the SVP level, subject to Blockbuster’s Board approval.

•	You will continue to remain eligible for the UK pension, however, the Company’s annual contribution will increase from 10% to 15% of your annual salary for up to the maximum allowable.

•	A one-year employment agreement, with a three-month employee notice period should you choose to voluntarily terminate your employment, and a nine-month unmitigated and six-month mitigated severance provision should Blockbuster wish to terminate your employment without cause.

•	Five (5) weeks annual vacation (no change from current plan).

•	Monthly car allowance per the current U.K. auto policy.

•	As previously approved, BBI will cover your expenses for the Harvard Advanced Management Program, beginning in September, 2001 per the original approval letter which is attached.

In addition to the above items. I want to capture some general understandings that we discussed regarding your new role. We concluded:

•	That you would have full P&L responsibility for International (excluding Canada), however we would continue to roll-up G&A responsibility for all of International, including Canada to you.

Chris Wyatt

March 12, 2001

Page Two

•	That establishing organizational stability is critical, therefore, we will strive to avoid further resource reductions within international for the next 12 months.

•	That we need to strengthen the support base in the U.K., and that you will work to leverage European resources to meet International support needs.

•	That functional Vice Presidents for International (Finance, HR, IT, Legal) would report dotted line to you and straight line to their functional executives in Dallas.

•	That we would be flexible with your travel expectations, but you would commit to traveling to the U.S. at least every other month.

Chris, I believe that this covers all that we agreed upon. I would like to congratulate you and wish you every success in your new position.

Very truly yours,

/s/ Nigel Travis
Nigel Travis President, Worldwide Stores Division Attachment: Harvard Management Memo, 7/7/00